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Exhibit 99.1

SallieMae	N E W S R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Jim Boyle 703/810-5605

Statement on Golden State Bancorp

        RESTON, Va., Aug. 21, 2002—In response to inquiries, SLM Corp. (NYSE: SLM) stated today that it has no interest in pursuing a transaction with Golden State Bancorp.

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Sallie Mae (NYSE: SLM) is the nation's leading provider of education funding, managing nearly $76 billion in student loans for more than seven million borrowers. The company primarily provides federally guaranteed student loans originated under the Federal Family Education Loan Program (FFELP), and offers comprehensive information and resources to guide students, parents and guidance professionals through the financial aid process. The company was founded in 1972 as a government-sponsored enterprise (GSE) called the Student Loan Marketing Association, and began the privatization process in 1997. Since then, Sallie Mae's parent company name has changed, most recently to SLM Corporation (effective May 17, 2002). Through its specialized subsidiaries and divisions, the company also provides an array of consumer credit loans, including those for lifelong learning and K-12 education, and business and technical outsourcing services for colleges and universities. More information is available at www.salliemae.com. SLM Corporation and its subsidiaries, other than the Student Loan Marketing Association, are not sponsored by or agencies of the United States.

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  Exhibit 99.1